Exhibit 99.1
SM&A, #11113199
First Quarter 2008 Earnings Announcement
May 8, 2008, 1:30 p.m., PT
Chairperson: Cathy McCarthy

Operator	Good afternoon, ladies and gentlemen, thank you for standing by. Welcome to the SM&A first quarter 2008 financial results conference call. During today’s presentation all parties will be in a listen-only mode. Following the presentation, the conference will be open for questions. If you have a question, please press the star followed by the one on your touchtone phone. This conference is being recorded Thursday, May 8, 2008.

I would now like to turn the conference over to Joe Diaz with Lytham Partners. Please go ahead, sir.

J. Diaz	Thank you, Eric, and thank all of you for joining us to review the financial results of SM&A for the first quarter ended March 31, 2008.

With us today on the call are Ms. Cathy McCarthy, President and Chief Executive Officer; Mr. Jim Eckstaedt, Executive Vice President, Finance and Chief Financial Officer; Mr. Kevin Reiners, Executive Vice President of Operations; and General Peter Pace, President and CEO of Strategic Advisors, who happens to be joining us today via the telephone because he is out in the field working with SM&A clients.

At the conclusion of today’s prepared remarks we will open the call for a question and answer session. If anyone participating on today’s call does not have a full text copy of the release, you could retrieve it off the company’s website at www.smawins.com or numerous financial websites on the internet.

Before we begin with prepared remarks we submit for the record the following statement. All stockholders of SM&A are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by SM&A for use at the 2008 annual meeting of shareholders of SM&A. They contain important information regarding the election of directors and other matters. The definitive proxy statement and form of proxy have been mailed to stockholders of record of SM&A along with other relevant documents. They are available at no charge on the SEC’s website at www.sec.gov. In addition, SM&A will provide copies of the definitive proxy statement without charge upon request.

Some statements made during this call refer to future actions, strategies or results that involve a number of risks and uncertainties. Any number of factors could cause actual results to differ materially from expectations including a shift in demand for SM&A’s competition management and

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program services, fluctuations in the size, timing and duration of client engagements, delays, cancellations or shifts in emphasis for competitive procurement activities, declines in future defense, information technology, homeland security, new systems, and research and development expenditures, and other risks listed in SM&A’s SEC reports including the report on Form 10K for the year ended December 31, 2007.

Actual results may differ materially from those expressed or implied. The company does not undertake any duty to update forward-looking statements.

With that said, I would like to turn the call over to Ms. Cathy McCarthy, President and Chief Executive Officer of SM&A. Cathy?

C. McCarthy	Thank you very much, Joe. I’d like to sincerely thank all of you participating on today’s call. All of us here at SM&A, the management team, your leadership and the employees appreciate your continued interest in the company and we look forward to this opportunity to communicate with you today, particularly during this important period of our company’s history.

As many of you know, we are currently involved in a proxy contest leading up to our annual shareholder meeting on May 23rd. We do not believe this is a proper forum in which to comment on the current status of the matter and we will be focusing our remarks on the financial results of the first quarter ended March 31, 2008 and providing you with an overview of our strategic business plan.

We have prepared a slide presentation that provides selected strategic data that will be presented during this conference call and we encourage you to access that presentation at our corporate website which is www.smawins.com and by clicking on the Investor Relations tab.

Getting down to business, the Board of Directors and this management team are in the process of transforming SM&A from a small proposal consulting firm into a leading project lifecycle consulting company. With this transformation we have 3 overriding goals. The first is to provide our clients products and services to enable their success in the pursuit, proposal and performance phases of their business. Second, to create shareholder value by increasing revenues, earnings per share and free cash flow at a greater rate than revenue growth. And third, to establish a company environment that values and establishes SM&A as an employer of choice.

As SM&A’s historical performance indicates, relying solely on our traditional competition management business where we exclusively help our clients win large competitive procurement leads to a business with limited market visibility and revenue predictability. Our goal is to more fully deploy our program services capability in order to become the leading provider of project management lifecycle consulting services and to partner with our clients to pursue, win and successfully execute on large competitive procurement contracts.

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Our mission will be to support our clients every step along the way to successfully complete projects on time and on budget for however many years the length the procurement contract calls for.

An independent industry analyst’s study estimated that the annual competition management market totals approximately $1.5 to $2 billion. Various industry analysts estimate the program services market to be anywhere between 4 to 10 times as large as the competition management market.

We believe that program services provides a unique market opportunity that is significantly larger than our flagship Competition Management business and provides a significantly higher degree of market visibility and revenue predictability. Going forward we believe these market dynamics will dramatically benefit our business, our shareholders and our employees.

Pursuing this comprehensive Project Lifecycle Consulting approach will generate a larger number of opportunities and a substantial larger range of market segment that can drive sustained revenue growth and profitability for years to come.

This is a transformational process that requires a significant investment of time and resources and personal dedication. Moving this company to a position where it can successfully compete in a rapidly changing market environment cannot happen overnight or by employing status quo operational strategies.

We believe without this transformation, sustainable shareholder value cannot and will not be achieved. We are dedicated to becoming the leader in this emerging industry by providing leading edge services that can only be found at SM&A to win and successfully deliver on competitive procurement projects.

We have a great deal of confidence in the ability of our employees to implement the strategies that we are putting in place. We are extremely optimistic about the future of our company and we believe its best years are ahead.

Overall demand for both competition management and program services remains high. Many factors are influencing demand for our competition management offering. From an SM&A perspective, the following factors are influencing Federal procurement activity today: the ongoing war on terrorism; program performance difficulties and pending changes in the administration.

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These factors have resulted in changing trends within our competition management business. These trends include things like increases in information related procurement which support agencies such as Department of Homeland Security; increases in indefinite delivery, indefinite quantity, IDIQ procurement actions which allow customers greater flexibility; reductions in large platform or large system procurement; transformational communication satellite programs, or TSAT; U.S. tanker and global positioning system 3 are examples of large programs which occurred in 2007.

We are seeing, however, fewer of those procurements of this magnitude in 2008. We are also seeing a slight slowdown in the Federal decision-making process in our market which is delaying some of the procurements due to the pending election.

These same factors are shaping our activities and experiences within program services. Increases in opportunities from our clients who have larger contracts than usual which is creating program performance issues and business for us, pressure to continue existing development and follow-on purchases. With program services the most significant factor affecting our business is the relative newness of our offering and the SM&A branding with its clients as clients better understand our capability, new opportunities resulting in greater demand than supply.

Lastly, the overall strategy of selling and deploying against a lifecycle model is being received very favorably by our clients and has created new opportunities which SM&A has not been afforded in the previous years.

Let me now turn this call over to Jim Eckstaedt, our Executive Vice President and Chief Financial Officer, for a brief review of the numbers.

J. Eckstaedt	Thank you, Cathy, and good afternoon, everyone. As Cathy mentioned, I would like to start with a review our financial performance for the first quarter of 2008.

We reported revenues of $25.4 million during the first quarter, an increase of 7.6% from 2007. Revenues from our competition management business were $13.3 million or 52% of total revenues, while program services were $12.1 million or 48% of total revenues.

First quarter net income was $500,000 or $0.03 per diluted share compared with $1.5 million or $0.08 per diluted share in the prior year. During the quarter the company incurred expenses of $1.1 million related to the previously disclosed company-wide offsite training conference, $876,000 from the earnout expense previously disclosed to the principal of an acquired business, PPI, and $60,000 related to the ongoing proxy contest.

Excluding these various charges, non-GAAP diluted earnings per share on a tax adjusted basis would have been $0.09 for the quarter.

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In an effort to be transparent we’ve provided reconciliation of SG&A and EPS for you in our press release.

The revenues for our competition management business were $13.3 million compared with $14.4 million in the first quarter of 2007 and $12.5 million in the immediately preceding quarter. Revenues for the quarter in competition management were derived from 92 proposals equating to $145,000 per proposal. This compares favorably to 88 proposals in the fourth quarter of 2007 when we averaged $142,000 per proposal and compared to 111 proposals during the first quarter of 2007 when we averaged $129,000 per proposal.

Competition management revenues represented 52% of total revenue for the quarter compared with 61% of total revenues in the prior year. Importantly, the company continues to recognize win incentive in this segment totaling $226,000 versus no win incentive a year ago.

The revenues for our program services of $12.1 million, an increase of 31.5% compared with $9.2 million in the first quarter of 2007 and $11.6 million in the immediately preceding quarter. Revenues from PPI and PMA contributed a total of $3.8 million during the quarter of which $2 million is considered non-organic.

As you may recall, we acquired PPI on February 10, 2007, while we acquired PMA in September 2007. During the first quarter of 2007 PPI contributed $1.1 million in revenues.

Revenues for the quarter in program services were derived from 71 projects equating to $171,000 per project. This compares favorably to 65 projects during the quarter a year ago and 83 projects in the immediately preceding quarter.

The $171,000 per project during the quarter compared favorably to $142,000 per project in the first quarter of 2007 and $139,000 during the fourth quarter of 2007.

Program services revenues represented 48% of total revenues for the quarter compared with 39% of total revenue in the prior year. The shift in revenues from competition management to program services as an increasingly large percentage of our overall revenues is in line with our strategic plan of diversifying our offerings in the much larger program services area to offset the traditionally unpredictable competition management business.

Revenue by market vertical show aerospace and defense clients contributing $19.5 million or 77% of total revenue, while non-A&D contributed 23% or $5.9 million. This compares to an 84% A&D versus 16% non-A&D breakdown during the first quarter of 2007. Again, the shift towards a more balanced mix by market vertical is in line with our strategic plan of greater diversification.

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During the quarter our top 5 clients accounted for 73% of total revenue compared with 68% a year ago.

Our gross margin was 38.3% versus 39% a year ago. The decrease in gross margin is primarily attributable to teaming arrangements with certain clients and investments with certain clients to win post-award program service engagements.

SG&A expenses were $9 million in the quarter. As previously discussed, included in SG&A was $1.1 million related to a company-wide offsite training conference held every other year, $876,000 related to an earnout expense to the principal of PPI, and $60,000 associated with the current ongoing proxy contest.

Stock based compensation expense totaled $421,000 compared to $400,000 a year ago. Excluding the aforementioned expenses, non-GAAP operating SG&A expenses were $6.5 million or 25.6% of the first quarter 2008 revenue, comparing favorably with 25.8% basis in the immediately preceding quarter and 24.5% on an operating basis in the first quarter of 2007. Again, we have provided a reconciliation in the press release. Also included in SG&A during the quarter was approximately $500,000 related to the establishment of our Strategic Advisor subsidiary.

During the quarter the company purchased 241,200 shares of its stock in the open market at a cost of approximately $1 million for an average price of $4.29 per share. The company purchased close to the daily maximum volume limit under SEC rules during the quarter. We continue to have approximately $4.8 million remaining in the share repurchase authorization. Furthermore, the Board of Directors committed to effectively deploying cash and has reaffirmed its approval to repurchase shares of SM&A.

Turning to the balance sheet. Cash and investments at the end of March totaled $10.7 million. Accounts receivable were $22.4 million. DSOs were 80 days compared to 69 days at December 1, 2007. The increase in DSOs is due to certain contracts billed based upon contractual terms and the results of our regular billing cycle. These 2 items account for 6 DSO days and bring us near our historic average of 74 days.

Capital expenditures in the quarter were approximately $117,000. Cash used during the quarter included $1 million for the repurchase of shares of SM&A, earnout payments to the principal of PPI totaling $3.7 million, and $500,000 for some of the expenses related to the company-wide training conference, and $1.4 million in estimated tax payments.

As it relates to guidance for full year 2008, we are reiterating our expectation of revenue growth of approximately 10% in 2008, over $98.3 million reported in 2007. We anticipate earnings per share for 2008 to be approximately $0.36 per share which does include proxy costs.

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After coming in as CFO in January and collectively as a management team, having an additional quarter to analyze SG&A spending based on the stabilization of our business following a year of management transitions, we believe that we can decrease SG&A as a percent of revenue by approximately one-half of a percentage point which accounts for the increase from the previously announced $0.34 per share. Furthermore, with our results for the first quarter of 2008 reported today, EPS for the remaining 3 quarters of fiscal 2008 is estimated to be $0.33.

In summary to our guidance expectations we expect gross margins to be between 39% and 40%. SG&A expenses including stock based compensation and excluding the full effect of the additional earnout expenses related to PPI is estimated at 27% of revenue. We continue to forecast the full year impact of the earnout expense related to the PPI acquisition to be approximately $2 million. Also costs associated with the proxy contest, which is included in the SG&A percentage of 27%, is estimated to be in the range of $450,000 to $500,000.

Excluding the full effect for the earnout expense, stock based compensation and proxy contest costs, operating SG&A is estimated to be 25% of revenue. On a non-GAAP adjusted basis this would equate to $0.49 earnings per fully diluted share.

I would now like to turn the call back to Cathy.

C. McCarthy	Thank you, Jim. I would now like to turn to briefing you on our strategic plan.

At the end of 2006 and into 2007 Kevin Reiners and I began the implementation of a plan to diversify our portfolio of products through a program services roadmap that Kevin developed and began to roll out with the development of our milestone success product offering in 2006 and this program led to the acquisition of PPI and PMA in 2007.

When I returned to the company in late July 2007 I had 3 major priorities.

· Number one, to do everything I could to retain the top talent within this organization.

·     Number two, to build out my leadership team with the very best talent available which resulted in my promoting Kevin Reiners to Executive Vice President of Operations and the hiring of both Anna Aguirre, our Senior Vice President of Human Resources, and Jim Eckstaedt, our Executive Vice President and Chief Financial Officer.

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      We currently have one additional opening in our executive leadership team and that is the executive vice president of sales. However, the ongoing proxy event has dramatically delayed our progress on that front.

Additionally and most importantly, I wanted to formalize and expand on the strategic direction Kevin and I had commenced before I left the company in mid-2007. My goal was to formalize the strategy into a fully implementable strategic plan approved by the Board and shared with employees and clients.

We had participation in this plan with a cross-section of our thought leaders in the company in the areas of strategy, competition management and program services. We had the opportunity to share our plan with Arnaldo Hax, the Sloan Professor of Management at the Sloan School of Management at MIT. He is the author of The Delta Model which is organizing framework to develop strategy. Dr. Hax worked with us on client segmentation and client lock in. We also used CRE International to provide us with extensive market information and the result of interviews they conducted with our clients and our Board and our management team we used in the development of our plan.

During September, October and November of 2007 we had extensive planning sessions resulting in a fully detailed and documented plan which included a strategy for revenue growth, financial targets and investment priorities. I have asked Kevin Reiners to share excerpts of this plan with you today and I invited General Pace, who’s on the phone with us today, to discuss the progress achieved on Strategic Advisors front as it relates to this plan so let’s start with Kevin. Kevin?

K. Reiners	Thanks, Cathy. Let’s see, just to reiterate, my name’s Kevin Reiners and I’m the Executive Vice President of Operations for SM&A. I’ve been here since October of 2005 and prior to that I spent 21 years at Lockheed Martin working in their space systems group and other elements, working closely also with Boeing, Northrop Grumman, Raytheon and other aerospace and defense contractors and including some in the IT space as well.

With that 21 years of experience, I’m still considerably a representative of the client space so I’m here operating the strategic plan and I love exactly what I’m doing, but I do get the advantage of being able to represent the client space as well. While I was at Lockheed I ended up as the Vice President of Programs and the Vice President of Business Operations. Worked on a lot of different large multi-billion dollar jobs and also worked on a number of large proposals. Spent a considerable amount of my time while at Lockheed on proposal work and in fact was a client of SM&A and worked with SM&A and Steve Myers specifically dating as far back as 1988, so pretty familiar with SM&A.

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We have posted a slide deck that is available on the website, for those of you who have an opportunity to go in and see it. I’m going to frame my remarks around that slide deck. You probably do not need it necessarily to understand the direction of our strategic plan but it is available for you out there.

So with that I got to tell you I am very, very happy, very pleased and very excited about being the person who gets an opportunity to present the strategic plan. I have a great deal of passion about it. I’m very excited about it. We’ve seen a great deal of success against it in 2007 and moving against the strategic plan is very exciting.

What have we got going in the strategic plan? Well, what we’ve got going is trying to get this entire team, including the associate pool, to understand exactly what it is. I’m going to lay out the framework during this discussion about what the strategic plan is, but in late March of this year we did have our biannual offsite where pulled together our associates and all of our employees in this company where we had a great level of representation and we rolled out the strategic plan to very, very good reception. And really had a great deal of energy around the team on the understanding of the strategic plan and the direction that we’re going to go so that was very exciting for us.

What have we got going in that regard? Well, what we’ve got going is winning. And if you do have access to the slide deck, I will start on slide 3. Slide 3 is a very simple set of imagery. What it is is imagery that says winning with a circle around it. This company was founded on the idea of winning. This imagery, while it’s very simple, is very complex and very poignant to us and goes right to the foundation and goes right to the essence of what SM&A’s about. We want to create a winning, a success opportunity.

We want to enable our clients to win across a lifecycle of opportunities and winning we mean being able to win against a project or a mission area where they are able to see it coming, they are able to develop strategy to be able to get in a position to pursue it, to be able to have the correct proposal that goes in on time that is compelling in nature, puts them in a position to actually win the job and once they win that job, then to create program performance that will have a high level of performance that will establish good past performance that will put them in a position to maximize their earnings, lower their cost and put them in a position to win that same mission next time it comes around, so a lifecycle of winning. So winning with a circle around it really is important imagery to us.

This version of winning is an up-to-date version of winning. I would say that 15 years ago in industry, clients and the government looked at a more .... lesser dimensions of winning where a proposal would go in that may have been low cost or may have had wild technical assertions to it and maybe a client was able to win a job and then was unable to perform at a level of acceptance or satisfaction to their ultimate customers.

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This version of winning that we’re looking to implement is an up-to-date version of winning that recognizes that you have to do all elements of this project lifecycle well in order to have the partnership, the partnership between SM&A and its varied clients, the partnership between the varied clients and their ultimate customers that will be able to support the end item user, the war fighter or whoever it is.

So for us getting winning in place is much more than just putting a proposal in place that will allow for a selection committee to be able to announce a contractor as a winner, but instead is a partnership between SM&A and a client that can leverage and win a proposal, see an opportunity coming, win a proposal and then ultimately perform on that contract to allow them to be in good stead with that customer and be able to have a long term relationship with that customer.

That’s why this imagery, as simple as it is with winning in the middle of a circle is really compelling, addresses to the legacy of what SM&A has always been and how we change that legacy of winning into the future for SM&A.

Moving that imagery along, and for those of you again who have the slide deck, into slide 4. The whole idea of putting that imagery now against a lifecycle, against a client or a project lifecycle is also very important to us and it moves towards relevance to a client and a project, so winning. Winning is pursuing, being able to pursue, as I mentioned before. Winning is being able to propose a win and winning is being able to perform. So being able to address all the elements is very critical.

As the transformation of this strategy goes, it’s winning and winning against a lifecycle which then moves you into slide 5 which is probably the most important imagery in this chart deck.

Slide 5 really has the overlay of the concept of winning and the lifecycle itself over the offerings that we are going to bring to bear for our clients to enable our clients to be successful. And again success for us with our clients is based on being able to provide these things to enable a client to be successful and that success is measured through a number of different ways which is a relationship and a partnership with a client that is thoroughly professional, highly ethical and has a great deal of integrity.

As the concept supports them in the identification of opportunity with the establishment of Strategic Advisors and the portfolio business strategy, that puts them in a position to be able to propose as we always have in the competition management framework and puts them in a position to be able to perform against the program services elements that all of you have been hearing so much about for years and years. This chart now lays out where are the actual areas that we are going to deliver capability. This chart, as you may notice, has bolded items on it that identify the service areas that we are in today.

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One of the exciting elements about this chart is we don’t have more than 10% or 20% of this chart’s capability filled out. And in 2007, despite a whole bunch of company turbulence, a group of people were able to get together and start to implement this strategy and put things in place that yielded success and drove revenue from the low 70s to the high 90s and that success will continue to show.

The layout and bringing in the implementation of new services highlighted by milestone success within the technical management block coming in in late ‘06 and having a good run, exceeding its revenue estimates, exceeding its margin estimates in 2007, demonstrating that we can develop a service offering and bring it to market, that the client is excited about, that can cause greater milestones to occur in industry than there would have been otherwise, gives us a great deal of confidence in our ability to deliver, to develop a solution internally, roll it out to our sales team, take it to market, deploy it, have quality around it and train it.

In addition to that, as Cathy mentioned, we had a couple of significant acquisitions and we were able to successfully have those acquisitions. They were in the areas of program planning and scheduling and in the areas of earned value management with both PPI and PMA. And we have had a great deal of success at being able to integrate those activities into our business and show revenue and margin growth in those areas even beyond what we had expected so we’re very excited about that.

To this moment I have a group of professional account executives in the field who are selling the activities of PMA and PPI as an integrated feature to SM&A. The integration of these activities has occurred extraordinarily quickly and very successfully and we are very, very proud of those items.

On this chart though traditionally things have started in competition management and I would be remiss if I didn’t say that competition management is the single most important item and element in our area of business. It is the catalyst for most of the things that happen here. It creates a level of client intimacy that absolutely has to occur for us to be successful. It is extraordinarily important to us to keep the high ground of the competition management that we are going to be the premier provider of competition management to develop and deliver the proposals that absolutely need to be put in place.

We look to round out the offerings in competition management even beyond what they have been in the past and one of the rounding out elements of that is for a client to be able to see opportunities coming much better than they would be able to otherwise.

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Being able to provide strategy and move to the left of current opportunities is very important to us so when we had the opportunity to start Strategic Advisors and get General Peter Pace involved, Cathy and I and the whole team jumped at that opportunity because providing that level of information to our clients and being able to provide that level of expertise from seeing around a corner and understanding where their opportunities are coming from just could not be replaced with anything else.

I’d like to invite General Pace, who is on the phone with us here, to make some comments regarding Strategic Advisors.

P. Pace	Kevin, thanks very much. This is Pete Pace and I appreciate the opportunity to talk with you all today.

I am absolutely delighted to be part of the SM&A family. I had some wonderful opportunities presented to me when I left active service but I went with SM&A and the only company with which I am an employee is with SM&A. I went with SM&A first because of Cathy McCarthy who to me has a strategic vision and a drive to take this company to new levels.

I met with her first, then met with all of the leadership team. Had a chance to meet all the members of the Board and collectively and individually I was just impressed with their drive and their vision and excited about then my opportunity to participate and help in this process and specifically the opportunity to stand up to Strategic Advisors which will have 2 very precise opportunities.

One, internal to the company, to help with the strategic plan. Kevin Reiners has done a fabulous job, but to be able to assist and help lay on the additional elements of that plan, that will flesh out the parts of the chart that he talked to, be able to help review red team so to speak, our own internal plans when we are about to go speak to the companies that we’re trying to help. And then external to the company which is where the major part would be. For the last 6 years I’ve been responsible for looking out 10, 15, 20 years not only for DOD but for the Department of Homeland Security and for the intelligence community and for the government at large.

What I’d like to be able to do, what I plan on doing, what I’ve already started to do is to partner with our clients and to sit down and talk with them about what this country’s going to need, what kind of capabilities this country’s going to need 2, 5, 10, 15 years from now, look at that company’s capacity today to be able to fulfill those needs and see if we can help them develop a strategic plan to be well positioned when the country needs that capacity for that company to be able to provide it.

It’s a wonderful opportunity for us to be loyal to our clients, to be able to partner with them and to be able to develop the project lifecycle management from the get-go, to be able to participate in the rewards of that financially as well as being able to be just good partners.

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So from my standpoint, this is an opportunity for us to stick with our very basic competition management skills and then to add on that the project lifecycle management which will make us great team players and I think add value to our own company and also to others.

Lastly, after 44 years in being in uniform, I could not just walk away from trying to do something for the country. We have the world’s best military for 2 reasons. One, we have the world’s best troops. Two, they have the world’s best equipment. I can no longer hug the troops, but I can help work with our clients to continue to provide the very best equipment for our troops and I’m really excited about that. Kevin, thanks.

K. Reiners	Thanks a lot, Pete. You just heard about Strategic Advisors. Talked about the importance of competition management. Competition management again very important to us, but important to comment that competition management needs to be as strong as it possibly can. It does not necessarily need to be pushed extraordinarily hard for revenue growth. The intimacy that we have with the client is based on the quality that we have in competition management and that’s what we’re counting on it for and that’s what we’re going to continue to make it be.

The heavy lifting from a revenue growth standpoint we anticipate to come out of the program services due to the large size of the market and right now we are having a great deal of success and have a lot more demand in a number of these different areas than we had before.

As I mentioned before, one of the exciting elements of this chart is that we added 2 or 3 things last year and we popped revenue by greater than $20 million. So as you’re able to continue to add things here, we’re excited about the prospects of continuing to have the growth against that type of thing and greater leverage against our SG&A model.

I will spend a little bit of time talking about some of the other key features of this strategic plan, one of which is client segmentation and vertical market expansion which is defined on the next chart. I will not brief these charts in detail, but some of the key concepts in client segmentation is the whole idea that having an organized approach to looking at the vertical markets and understanding that we’re in aerospace now, that we’re in Federal IT now, that we’re in systems integration now, and moving toward maybe healthcare as we have been in healthcare, moving towards financial markets, moving towards construction or other markets on an intelligent basis, that overlaid with the whole idea of establishing clients and qualifying clients as wide gap clients versus narrow gap clients is very important to us.

As an example, in 2007 we had a wide gap client, a small aerospace and defense firm which we would have never been able to have done business with through the competition management chain, turned out to be one of our largest vendors or the largest clients for the year based on the fact that we are identifying wide gap clients.

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So the whole idea of analysis of wide clients, narrow gap clients against vertical markets is going to be a breakthrough for us and is continuing to generate progress for us.

We do have 8 key initiatives that are going to allow for this to happen. I will not walk you through these initiatives. I’m very proud of these initiatives. I’m also proud of the fact that we have detail plans around these initiatives that we have our team working on and that we status these detailed initiatives on a periodic basis to ensure that we’re making progress. And these initiatives are around the ideas of client segmentation and are around the idea of improving our workforce and retaining our people, our key people, and about getting the business intelligence that we need and having the systems necessary to have leverage into this model that creates the EPS that we need in the future, so very proud of the initiatives we have in place.

The last couple of slides that are in this deck talk about in our excerpts from the actual strategic plan itself. We have an excerpt in there, one of our pieces of art out of our strategic plan that shows our strategic plan goal of where we’re going from a revenue and EPS standpoint through the next 3 year window. We’re very excited about that and on the next side after that excerpt is actually a roll out of products and when those products will become available that will allow for those financials to actually be achieved. We have groups of people in place that address each of these products and actually work the rollout on each one of these, understand the timing on them and understand their relevance on how it is going to allow our strategic plan to be achieved and they’re measured on a periodic basis.

This again is the culmination of a lot of people working real hard for an extended period of time through what should be an annual strategic plan, a strategic plan update process. I am merely lucky to be standing or sitting here today having another opportunity to roll it out to another group of people.

We have had a great deal of success in 2007 in making this thing go and we’re excited about going on into the future and continuing to have that success occur.

In summary, the transformational strategy is in place. We’ve been realizing the revenue growth and EPS growth especially in 2007 despite the turbulence.

The client response has been favorable, it’s been outstanding and the employee response has been outstanding as well as demonstrated by a standing ovation at the end of the offsite that we had in late March.

Initiatives are in place and we’re moving against a plan to really push this company well forward and into a much larger company.

Cathy, I’m really excited about this plan, but I think I should probably cut it off about this point.

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C. McCarthy	Before I move on, going back to page 5, I really want to impress on our investors and our analysts, the power of this chart and as we spend more time with you talking about how it is we’re rolling this out is just incredible. The DOD market is a very mature market with very mature processes and procedures and functions. As we take the knowledge that we’ve learned in that market in these fields with the executives and the thought leaders that we have today forward into other markets, it does nothing but propel our ability to build out our capability in these new markets.

Today there are some firms that compete with us in the competition management side of the business. They are not of substantial size. Most of our competition comes from our clients; however, none of those firms have the power of SM&A and who we are and where we are in this market and none of those firms can pull off this strategic plan that we have laid out. As we move forward with our capability and our people and our access and our ability to start all the way on the strategy side of our business and win there and help them win on the proposal side and continue our high win rates that we have today and be able to then pull that winning into winning programs and become a strategic partner with our client and do that again is extremely powerful and we’re seeing it happen today where we are entering this project lifecycle win, pursuit and perform at any one of these points and once we enter, we have the opportunity to play at all of those points multiple times.

We cannot tell you not only how committed and powerful we believe this plan is but at the same time it has been absolutely embraced by our Board, more importantly our employees in the field. It’s what they’ve been asking for a long time and our clients so we are very proud and pleased with this. Thank you very much for staying on the line this long (I can see most people are still connected) as we walk through these details.

Finally, before I turn this call over for questions, I want to thank Kevin and Jim and General Pace for their remarks.

I’ve been asked to comment about our current stock price. I would like to say that I believe that our stock price is at its current level for 6 reasons. Number one, the market in general today, as you all know, is a very difficult environment for any company that misses analysts’ expectations. Those that do miss have been punished harshly by the market especially micro caps and small caps. On the day we announced our 2008 guidance, 3 of the major indices, the Russell 2000, the S&P 500 and the Nasdaq Composite Index were down 5% on average for the 3 days immediately following our earnings release.

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Number 3, based on our progress in 2007, by midyear 2007 our analysts had already built in their forecasts a continuation of the great growth that we were experiencing both in revenues and EPS. Our initial guidance in March of 10% revenue growth and 34% EPS was obviously then very disappointing not only to us but to the market. However, this guidance is the result of all of the disruptions in our sales and leadership team throughout 2007 leading to a weakening short term pipeline and a reduced number of tenured account executives calling on clients by the end of the year.

Five, the accounting treatment of PPI although understood today by our investors has obviously applied downward pressure on our EPS from a non-operational expense.

Lastly, the status of this proxy contest has already destroyed value both in costs and distraction. We really look forward to the completion of this distracting proxy action at our annual shareholders’ meeting on May 23rd in order to reinvigorate the trading volume in our stock and allow the senior management team and the Board to focus on building value for you going forward.

Before I open up the call for questions, I would like to announce if you haven’t seen it that one of the leading proxy advisory firms has ruled in favor or the current Board and management team in the ongoing proxy contest and we certainly are extremely pleased with this result.

Operator, I would now like to open up the call for questions.

Operator	Thank you, ma’am. Ladies and gentlemen, we will now begin the question and answer session. [Instructions provided to ask questions.]

Our first question comes from Brian Kinstlinger with Sidoti & Company. Please go ahead.

B. Kinstlinger	Hi, good afternoon, guys. The first question I had, Jim, when you said $2 million in the PPI earnouts, we’ve already seen the first one so does that suggest one ... I know it’s math, but 1.1 to 1.2 all in the fourth quarter?

J. Eckstaedt	Yes, there’s a million dollars in the fourth quarter related to the PPI earnout.

B. Kinstlinger	And that’s the only quarter we’ll see, at least from what you understand, seeing an earnout payment for this year?

J. Eckstaedt	Yes, that’s correct. We accrue it based upon when he earns it and it could be an earlier quarter but I don’t anticipate the amount to be ... it will be a million dollars or $0.03 and if there was any earlier guidance that we would need, we would provide that.

B. Kinstlinger	Okay. In terms of a hiring trend, can you give us a sense? You talked last quarter about some aggressive hiring. How many were you able to hire and a

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related question, what were your turnover rates this quarter. Maybe can you give us a sense of where they peaked since you had all the turnover at the executive level from a total, all company standpoint.

C. McCarthy	Sure, Brian, I’ll go ahead and give you that information. As it relates to trends, starting in the third quarter ‘06 our attrition ran about 19% and in the fourth quarter ‘06, 11%. First quarter ‘07 was at 16% and in the second quarter jumped to 20% and in the third quarter with all the disruptions that were going on, jumped all the way up to 27%. In the fourth quarter it dropped back down to normal kinds of levels of 15% and in the first quarter it has remained at 15% realizing of course that we did have some welcomed attrition based upon some review of the people who were on the bench who had not worked in very long periods of time that we thought were appropriate to remove them from the rolls.

Our historical turnover has been somewhere around 20%. I think that’s what we said before. We did see some peaking as we suggested in turnover as the turbulence in the company began in 2007.

In addition, I would like to say that in Q1 of ‘07 we had 17 account executives and support team; 16 in Q2; and in Q3 that dropped to 13; Q4, 12; and in the first quarter of Q1 ‘08 we actually had 13 but 3 of those were new. So that’s how the account executives roll out.

We ended the year with 339 associates, not management but people who are deployable which I think is the number you care about and our expectation is through attrition and hiring for revenue increases and the refresh on our bench, that we’ll end the year with about 445.

B. Kinstlinger	And just very simple math, you went from 12 to 13 in account executives in this last quarter and you added 3. Does that mean you lost 2, and if so, was it voluntary, involuntary? Just give us some color behind that.

C. McCarthy	We didn’t lose any account executives in the first quarter, we just added.

B. Kinstlinger	Did you say you went from 12 to 13 but you added 3 new?

C. McCarthy	Yeah. We lost a couple of account executives. We went from 16, actually we went from 17 to 16 in the second quarter, then we lost 3 in the third quarter. In the fourth quarter we lost I think another 2 but then we hired 2 and then in the third quarter we hired 1. There’s some movement around some people who have left in those quarters and people that we hired.

B. Kinstlinger	Okay. What about the current deployed headcount as you sit today versus maybe where you were on an average for the first quarter?

C. McCarthy	The average deployed headcount for the quarter is 250. Currently we’re sitting at 260.

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B. Kinstlinger	215 and ...?

C. McCarthy	I’m sorry, 250. 2-5-0. The average for the quarter and we’re currently sitting at 2-6-0. Last quarter it was 246 and last year our average deployed headcount was 217.

B. Kinstlinger	Great. That’s very helpful. In the past ... about 2 quarters ago you guys, maybe even 3, you started talking about healthcare and you had that large opportunity and then it fell off it sounded like in the fourth quarter. Have you been able to see any additional opportunities in that space that are actually generating revenue or is it more of an exploratory area right now that you hope to get into more soon?

C. McCarthy	Actually we delivered that proposal and we still have some people there working with that particular client and I believe that procurement will be awarded some time in May or June. That has led us to a number of other opportunities in the healthcare sector. Some of the projects have certainly not been as big but it certainly has given us experience and qualifications to be able to bid for that business in other areas and it has generated a recognition and reputation for SM&A that we in fact do and are familiar with that business.

We recently have 1 client who not only is in the federal sector from an IT point of view and DOD but also they have a lot of healthcare business. They have just recently called and said that they have a number of healthcare procurements that they would like us to help them on so that not only is a benefit for that particular client which is a fairly large client and not one of our top 4 or 5. It gives us an opportunity to increase our business with that client but also to increase our business in the healthcare arena.

The progress is not as voluminous as this one opportunity was but there are lots of opportunities out there that could potentially turn into something like that for us in 2008.

B. Kinstlinger	For that big healthcare RFP, have you had commitments from them? I know you’ve changed the way you’ve started to price your competition so that it benefits your program business, management business. If they so win that contract, have they already committed at least some level of services for you guys to perform?

C. McCarthy	Yes, they have.

B. Kinstlinger	Okay, that’s good. In terms of the full year guidance, I’m not going to ask you to do specifics on quarter-by-quarter but somewhat I’m interested to hear how you expect the seasonality of the top line to play out. Not specific numbers but based on what you see, which are the stronger quarters? I know it’s historical perspective you look at but what you know today maybe would help us.

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J. Eckstaedt	Brian, this is Jim. We would expect to see Q2 grow over the Q1 runrates that we just had. We would expect to see the Q3 to be our strongest quarter of the year and Q4 still a strong quarter but would be off slightly and that’s primarily due to the number of billable days in the fourth quarter because of the holidays.

B. Kinstlinger	Great. Jim, did you have the cash flow from operations? You gave a lot of the cash outflows but I didn’t hear what cash flow before cap ex was.

J. Eckstaedt	I’ll get that for you. If you have another question.

B. Kinstlinger	The other question’s going to be for you as well. I just wanted to make sure I understood. Competition revenue went from 14.4 to 13.3 but maybe I was mistaken but I thought you said you had 4 more proposals year-over-year and you had $3,000 more per proposal so what happened that there was less revenue?

C. McCarthy	I can respond to that while Jim’s looking at the cash flow from operations. Last year we did tell you about this healthcare client that we picked up which was great last year because they generated a lot of revenue for us in first, second and some of the third quarter. We had all-time high competition management revenues of 14.4 and 14.9 in the first and second quarter of last year and it was related to this one very large procurement that was a couple million dollars in each one of those quarters.

We had never had competition management revenues close to $15 million. In the third quarter it was about 13.6 so other than those quarters, this 13.3 that we’re reporting in competition management is really our third, fourth highest quarter ever and probably more like a trend or a runrate because we know that in those first 2 quarters we had a very big project we were working on.

Also, Brian, I know you know this because you followed us for a while. The competition management business fluctuates. When you look back over the years you see numbers like up 18, down 15, up 16, down 13, up 12, up 2, down 16. So that’s why we’ve always said within the quarter, intraquarters that we’ll get some lumpiness and to count on our yearly guidance but expect that within quarters this business is going to move up and down.

One of the reasons why our strategy includes building our program services business because that’s more backlog and it’s more predictable and we have more visibility to it and as that business gets to be a larger portion of our total business, our numbers will less affected by the lumpiness within the quarters.

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B. Kinstlinger	Let me ask one more time on that. What I’m trying to understand is you had 92 proposals in the first quarter of ‘08 versus 88 last year I think you said and then you had a $145,000 proposal this year versus $142 last year so something ... can you just reconcile ... I mean if you take a proposal times the dollar amount you should have more revenue this quarter unless I have it backwards. The 92 proposals were last year. Does that make sense.

C. McCarthy	I’m going to let Jim answer that.

J. Eckstaedt	For competition management our revenue per project in FY’ 08 is actually increased on the CM side. In terms of number of projects, we are at 92 for FY ‘08 compared to 111 last year.

B. Kinstlinger	I thought you said 88, not 111, okay.

J. Eckstaedt	There were 88 in the fourth quarter of ‘07.

B. Kinstlinger	That was my mistake. I understand, thank you. And just the cash flow would be great.

J. Eckstaedt	On the cash flow, we had a usage of $4.3 million and included in there is $1.8 million of earnout payments.

B. Kinstlinger	Thank you.

C. McCarthy	You’re welcome.

Operator	Our next question comes from George Sutton with Craig-Hallum. Please go ahead.

G. Sutton	Hi, guys. In your presentation on page 8 you point to a 2008 number of $0.45 in earnings and $116 million in revenues which is nicely higher than guidance. Can you just reconcile that for us?

C. McCarthy	Sure and we knew we’d have these questions, George. This presentation reflects the strategic plan that we built back in September, October, November and it also includes acquisitions. There was a lot of discussion in the boardroom around whether or not our strategic plan should include organic growth only or it should include a plan that encompassed acquisitions.

Of course as Kevin briefed our strategic plan, you can clearly see that in order for us to get the kind of power that this strategy can create, it not only has to be internal development of some projects but it needs to be acquisitions as well.

What’s included in these numbers is some level of acquisitions each year that help us get to the numbers that you’re seeing and we believe that these numbers are reasonable and achievable based upon the market and the work that we’re doing with advisors internally on the companies that are available and that are in our pipeline for potential acquisitions.

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G. Sutton	If General Pace is still on, I would love to get a sense from him how the business models for his business works just so that we fully understand that. Are we billing out at daily rates. Is there a way to quantify that?

P. Pace	I am on. Thanks, George. Appreciate the question. We are still in the process of deciding how best to do this long term but short term we are not billing my time. What we are doing is we are saying I am part of the SM&A family. I am available to you, company A, to come sit down with your leadership to just help you look out 2, 4, 10 years, talk about the things that I know about, try to help you all see around the next corner and just be able to provide to them that level of discussion and opportunity, to help them red team their strategic plan. In fact that’s exactly what I was doing today here in Dallas with a company we work with here.

As a result of that, to have them understand that we’re going to good partners with them, that we are going to help them. When we see opportunities, we’re going to bring opportunities that see to them and in doing so I believe that will enhance our teamwork with them and their feeling of teamwork with us in a way that will lead to more projects.

This has already happened but the way. One company that I sat with that hasn’t been a client for several years, I sat with them and we went through a strategy session and just last week based on that discussion and, most importantly, the performance of the SM&A people who are already working with them, they came to us with what they say will be four more opportunities to continue with them.

I think we have it right. Don’t charge for me as an individual. Let’s team with them and then let the additional work for them provide the opportunity for additional work for us.

G. Sutton	Thank you for that. I wondered, Cathy, can we get an update on the plans for a head of competition and where that stands?

C. McCarthy	I’m sorry, George, I don’t understand.

J. Eckstaedt	The replacement [inaudible].

C. McCarthy	Oh, well, I’m sorry, I didn’t understand the question. I am pleased to announce that Kevin is waiting for me to give him the final okay as soon as we get through this call to announce how it is that we’re going forward and who will be leading that effort and, Kevin, you might want to comment on the process that you went through and how pleased you are even though we can’t announce it this second.

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K. Reiners	Yeah, very important position for us. Needed to have all the stakeholders including internal associates and account executive and external clients and so on, understanding what it was we were doing and why we were doing it.

This position’s obviously important for us for interface to high levels of the client and so on so we were taking the time necessary to insure that all stakeholders were good. I’ve had enough turbulence in this company that insuring that we make a good decision here was very important. We have landed now on what we think the correct solution is which is more than just a one person announcement so we’re pending making that here immediately and we’re excited about it.

G. Sutton	Okay, thank you.

C. McCarthy	You’re welcome, George.

Operator	Our next question comes from John Lewis with Osmium Partners. Please go ahead.

J. Lewis	Hi, guys. Excellent presentation today on the call. One of the best I’ve heard since I’ve been a shareholder. Just a couple quick questions. First off, given the proxy contest, are you free to be in the market if you’re interested in repurchasing shares?

C. McCarthy	I believe ... Jim?

J. Eckstaedt	Yes, after our blackout period and it’ll be early next week, we could be back in the market.

J. Lewis	Great. General Pace, could you give some color of typically what level of senior executives you interface with and if you could give any examples of recent large clients you’ve met with. I don’t know if there’s any limitation on disclosing that, but that would be helpful.

P. Pace	I am talking at the president/CEO level consistently. I am sitting with the presidents of these companies and their leadership team and strategizing with them and working with them hand in hand. I have been asked to give presentations to various leadership teams. I don’t know, I don’t think, but please forgive me. I have my training wheels on this and I need to ask for a little bit of guidance from the folks who know better.

I don’t think I should be talking about the exact companies we’re working with because I think that might be a violation of their trust in me to be an advisor to them but I can tell you they are very senior, the largest clients and we have had direct new business offered to us based this.

Cathy, I just need a little bit more on whether or not I can even talk about particular companies.

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C. McCarthy	No, I think the best we can say, John, is that Pete has been with our portfolio clients from the largest to some of our middle market clients at the CEO and divisional president level. In addition to that, he has brought us new clients in new markets, not just DOD, at the CEO level that are multi, multi-billion dollar companies, bigger than some of the A&D companies by a factor at the CEO level and has then allowed us to connect up our account executive at the appropriate level within the firm.

I have always felt that SM&A needed a two-prong approach to our marketplace. To be on the ground with the people who are the capture managers who are working on the proposals and the program managers, etc., but also at very high senior levels and if we could get that two-prong approach going, it allowed us to create a strategic partner as well as be on the ground with the people who actually do the work. We’re very pleased with

This is exactly what we thought would happen and what we hoped for and it certainly is rewarding that it’s going better than we expected.

P. Pace	John, I simply add to that that as I get into see the CEOs and the presidents of these companies and the leadership team, in the first meeting if nothing else may very well just be a courtesy opportunity whereas what happens in the following meetings is the performance of the SM&A team that allows us to get back in repeatedly.

I’m delighted to be able to open some doors but I bring with me SM&A capabilities and capacities and that’s really what makes the sale.

J. Lewis	Thank you very much.

C. McCarthy	You’re welcome, John. Thank you.

Operator	At this time I’m showing no further questions in the queue. I’d like to turn the call back over the management for any concluding remarks they may have.

C. McCarthy	Thank you very much, operator. Thank you all very much for allowing us to spend a little more time on this call than what we normally would and allowing us to walk through the strategic plan and briefing, where it is that we’re taking this company. As Kevin mentioned, we’ve had an opportunity to present it to our associates in the field at our recent company offsite and it was strongly and enthusiastically embraced and we think that it resonates with our investors that we spend time with and we haven’t really had an opportunity to spend a lot of time in the marketplace with our investors briefing this plan and we certainly expect to do so in the coming months.

I want to say thank you for calling in and we appreciate the questions and we look forward to talking to you soon.

Operator	Ladies and gentlemen, this does conclude the SM&A first quarter 2008

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earnings announcement conference call. [Information provided to access conference replay.] ACT would like to thank you for your participation and you may now disconnect.
About SM&A
SM&A is the world’s foremost management consulting firm providing leadership and mentoring solutions to PLAN for business capture, WIN competitive procurements and profitably PERFORM on the projects and programs won. Our proven processes, people and tools have delivered significant top-line and bottom-line growth across markets, products and services. From the largest aerospace and defense contractors, through the major software providers, to healthcare and financial/audit service providers, SM&A is the partner many companies turn to WHEN THEY MUST WIN.
All stockholders of SM&A are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by SM&A for use at the 2008 annual meeting of stockholders of SM&A. They contain important information regarding the election of directors and other matters. The definitive proxy statement and form of proxy have been mailed to stockholders of record of SM&A along with other relevant documents. They are available at no charge on the SEC’s website at http://www.sec.gov In addition, SM&A will provide copies of the definitive proxy statement without charge upon request.
Some statements made in this news release refer to future actions, strategies, or results that involve a number of risks and uncertainties. Any number of factors could cause actual results to differ materially from expectations, including a shift in demand for SM&A’s Competition Management and Program services; fluctuations in the size, timing, and duration of client engagements; delays, cancellations, or shifts in emphasis for competitive procurement activities; declines in future defense, information technology, homeland security, new systems, and research and development expenditures, and other risk factors listed in SM&A’s SEC reports, including the report on Form 10-K for the year ended December 31, 2007. Actual results may differ materially from those expressed or implied. The company does not undertake any duty to update forward-looking statements.

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